  Exhibit 99.1

Dynatronics Corporation Reports Third Quarter Results

EAGAN, MN / ACCESSWIRE / May 13, 2021 / Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its third quarter of fiscal year 2021 for the period ended March 31, 2021.

Q3 FY’21 Financial Highlights

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Net sales of $11.5 million compared to $13.7 million in the same quarter last year.

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Gross profit margin of 28.8% compared to 28.8% in the same quarter last year.

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Q3 FY’21 gross profit margin continued to be impacted by lower sales and changes in the mix of sales between the company’s major product categories.

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Selling, general, and administrative expenses decreased 20% to $3.9 million compared to the same quarter last year.

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Net income of $0.1 million compared to net loss of $1.1 million in the same quarter last year.

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The company’s third quarter financial results benefitted from a $1.0 million Employee Retention Credit.

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Excluding this Employee Retention Credit benefit, gross profit margin would have been 28.2% of net sales, SG&A would have been $4.0 million, and net loss would have been $0.8 million for the quarter.

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Cash of $4.5 million at the end of Q3 FY’21, up 103% from June 30, 2020.

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Zero balance on line of credit and a borrowing base of approximately $4.5 million as of the end of Q3 FY’21.

Recent Business Highlights

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On April 22, 2021, Dynatronics announced actions to advance the company’s product portfolio optimization plan to improve overall financial performance. The actions announced target delivering higher gross margin, operating income, cash flow from operations, and EBITDA in FY ’22 relative to FY ’21.

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On April 6, 2021, the company announced it had entered into a purchase and sale agreement for the $1.75 million sale of former Tennessee manufacturing facility expected to close no later than June 30, 2021.

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On February 24, 2021, Dynatronics announced extension of a distribution agreement with Intalere, one of the leading national group purchasing organizations in the healthcare industry. The new agreement extends the partnership through January 2024.

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On February 1, 2021, the company received notification from NASDAQ that DYNT shares have regained compliance with minimum bid price listing requirements.

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On January 28, 2021, Dynatronics announced launch of two new Hausmann tables with initial orders.

CEO Commentary

“Our business optimization plans remained our top priority during the quarter, with a focus on driving organic revenue growth, profitability and cash flow,” said John Krier, Chief Executive Officer of Dynatronics. “Less than a month ago, we announced actions taken to eliminate low-margin distributed products and associated support costs, enabling us to leverage our own manufacturing capabilities and brands, exclusively utilizing dealer channels. These strategic actions lay the groundwork for additional business opportunities as well as strategic acquisition opportunities in existing and adjacent markets that we will continue to pursue.”

“While our Q3 FY’21 financial results continued to be negatively impacted by COVID-related costs and disruptions throughout the supply chain, we are encouraged that certain areas of our business have begun to recover to pre-COVID levels, and our balance sheet is in better shape than it has been in recent years, with cash of $4.5 million and additional liquidity from our line of credit. The company also is expecting future cash infusions coming from the sale of our Tennessee facility, receipt of proceeds from the Employee Retention Credit, and cash flow from operations.”

“Overall, we anticipate good progress in FY’22, with revenues that benefit from our growing markets, gross and EBITDA margins that we expect to improve and opportunities to accelerate our plans through M&A. We’re excited to be moving the company in a direction that we believe will both reward our shareholders and better align us with our customers,” concluded Krier.

Summary of Product Portfolio Optimization Plan Changes Announced on April 22nd, 2021

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Drive sales growth and better partner with customers by eliminating approximately 1,600 SKUs of low-margin, third-party distributed products, which are unprofitable, low growth, and add complexity.
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Focus sales and marketing resources on products manufactured by the company.
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Streamline sales exclusively to dealers, thereby eliminating perceived competition with customers from historic direct sales efforts.
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Expand margins and profitability by focusing on higher margin, differentiated products manufactured by the company.
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Target significant increases to EBITDA and profitability through optimization plan.
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Strengthen balance sheet through sustainable cash flow from operations, to support additional investments or M&A strategies in target markets.

Q4 FY’21 Outlook

The company expects to record approximately $1.2 million in restructuring charges, of which $0.4 million is expected to result in cash expenditures. The majority of these costs will be incurred in its Q4 FY '21 financial results.

The company and its customers expect to experience continued challenges due to COVID-19, including reduced capacity and operating hours, supply chain disruptions, and extended handling times. We expect some continued volatility ahead due to the ongoing pandemic and the business changes announced in April 2021. As a result, the company will continue its recent practice of not providing forward looking guidance.

FY’22 Outlook

Most of the optimization initiatives announced on April 22, 2021 are projected to be completed before the start of the new fiscal year beginning on July 1, 2021. Management estimates that the elimination of low-margin, distributed products will result in an approximately $11 million annual net sales reduction in FY '22 results relative to FY '21, but also expects that the company will deliver higher annual gross margin, operating income and EBITDA in FY '22 relative to FY '21.

In addition to the $1.75 million pending (gross) sale of the former Tennessee manufacturing facility, the company will not renew expiring facility leases in Michigan and Texas and is actively working to reduce its Utah facility footprint by approximately 75 percent. The combination of these facility moves is expected to result in a 40 percent reduction in square footage under occupancy compared to the beginning of FY '21.

Conference Call and Webcast

The company will hold a conference call and live audio webcast, consisting of prepared remarks, a question-and-answer session and accompanied slide presentation, beginning at 8:30 AM ET on Thursday, May 13, 2021 to discuss the results.

Interested persons may access the live call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 582571. It is recommended that participants call or login 10 minutes ahead of the scheduled start time to ensure proper connection. An audio replay will be available one hour after the live call until Midnight on May 20, 2021, by dialing 877-481-4010, using passcode 41100.

The live webcast and slide presentation can be accessed on the company’s Investor webpage under the Events & Presentations tab at https://irdirect.net/DYNT/corporate_document/1982. The webcast will be archived on the website for future viewing.

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include references to the company's expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our statements regarding expected improvement in overall performance, anticipated recovery in revenues, improvements in cash flows and operating margins, rapid organic growth in existing and adjacent markets, expected costs and expenditures associated with the restructuring, outlook for Q4 FY’21, estimated reductions in revenues year-over-year in FY’22 operating results, expectations that the company will deliver higher annual gross margins, operating income and EBITDA in FY ’22 compared to FY ’21, expectations regarding reduction in occupied space in FY ’22, and uncertainties involving the impact of the COVID-19 pandemic on the company’s results of operations and financial condition.

These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company's annual, quarterly and other reports filed with the Securities and Exchange Commission. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

EBITDA as used in this press release is a non-GAAP measure as defined under the rules of the Securities and Exchange Commission. We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization.

Summary Financial Results

Following is a summary of operating results for the periods ended March 31, 2021 and 2020, the balance sheet highlights at March 31, 2021 and June 30, 2020 and cash flow for quarters ended March 31, 2021 and 2020.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Net sales	$11,460	$13,706	$35,561	$45,293
Cost of sales	8,155	9,762	25,013	31,609
Gross profit	3,305	3,944	10,548	13,684
	28.8%	28.8%	29.7%	30.2%
Selling, general, and admin. expenses	3,905	4,907	12,089	14,450
Other (expense) income, net	718	(128)	618	(364)
Income tax provision	-	-	(10)	-
Net income (loss)	$118	$(1,091)	$(933)	$(1,130)

Deemed dividend on convertible preferred stock and accretion of discount	-	(65)	(51)	(174)
Convertible preferred stock dividend, in common stock	(182)	(168)	(558)	(538)
Net loss attributable to common stockholders	$(64)	$(1,324)	$(1,542)	$(1,842)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.00)	$(0.13)	$(0.10)	$(0.20)
Weighted-average common shares outstanding - basic and diluted	15,827,808	10,168,596	14,829,216	9,216,027

Balance Sheet Highlights
In thousands

	March 31, 2021	June 30, 2020
Cash and cash equivalents	$4,651	$2,316
Trade accounts receivable, net	5,803	4,894
Inventories, net	6,852	8,372
Prepaid & other	3,786	493
Total current assets	21,092	16,075

Non-current assets	18,824	21,522
Total assets	$39,916	$37,597

Accounts payable	$3,807	$3,014
Accrued payroll and benefits expense	1,676	1,205
Accrued expenses	1,286	768
Other current liabilities	4,649	1,679
Line of credit	-	1,013
Total current liabilities	11,418	7,679

Non-current liabilities	5,944	10,022
Total liabilities	17,362	17,701

Stockholders' equity	22,554	19,896
Total liabilities and stockholders' equity	$39,916	$37,597

Operating Cash Flow Highlights
In thousands

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Net income (loss)	$118	$(1,091)	$(932)	$(1,130)

Depreciation and amortization	384	438	1,140	1,240
Stock based compensation	30	45	128	233
Receivables	(735)	356	(910)	863
Inventory	(838)	61	148	205
Prepaid and other assets	(373)	(131)	(1,054)	(250)
Accounts payable, accrued expenses, and other liabilities	(903)	(43)	1,794	1,388
Net cash provided by operating activities	(2,317)	(365)	314	2,549

Net cash used in investing activities	(18)	(68)	(88)	(249)

Payments on non-current liabilities	(86)	1,431	(1,353)	(1,026)
Proceeds from issuance of common stock, net	3,462	-	3,462	-
Net cash provided by (used in) financing activities	3,376	1,431	2,109	(1,026)

Net change in cash and cash equivalents	1,041	998	2,335	1,274
Cash and cash equivalents at beginning of the period	3,610	532	2,316	256
Cash and cash equivalents at end of the period	$4,651	$1,530	$4,651	$1,530

Contact:

Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
ir@dynatronics.com

Darrow Associates
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

For additional information, please visit: www.dynatronics.com

Connect with Dynatronics on LinkedIn

SOURCE: Dynatronics Corporation